Pricing Supplement Dated 6/18/2012				Rule 424 (b) (3)
(To Prospectus Dated January 6, 2012)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.00%

Effective Dates:	6/18/2012	through	6/24/2012